Exhibit 99

#61T – October 18, 2011	Contact:	Roger Schrum
+1 843-339-6018
roger.schrum@sonoco.com

Sonoco Reports 2011 Third Quarter Results

Hartsville, S.C. – Sonoco (NYSE: SON), one of the largest diversified global consumer and industrial packaging companies, today reported results for its third quarter ending October 2, 2011.

Third Quarter Highlights

•

Third quarter 2011 GAAP earnings per diluted share were $.76, compared with $.57 in 2010, including a $.10-per-diluted-share gain stemming from a net release of valuation allowances on deferred tax assets, partially offset by restructuring charges and acquisition expenses.

•

Base net income attributable to Sonoco (base earnings) for third quarter 2011 was $.66 per diluted share, compared with $.65 in 2010. (See base earnings definition and reconciliation later in this release.)

•	Third quarter 2011 net sales were $1.12 billion, up 7 percent, compared with $1.05 billion in the third quarter of 2010.

•	Base earnings guidance for fourth quarter 2011 is estimated at $.59 to $.63 per diluted share and $2.41 to $2.45 per diluted share for full-year 2011.

Third Quarter Review

Commenting on the Company’s third quarter results, Chairman and Chief Executive Officer Harris E. DeLoach, Jr. said, “Despite slowing global economic conditions, our third quarter base earnings were essentially flat with last year and up 10 percent from the second quarter of 2011. Compared to the prior year third quarter, volume declined slightly, particularly in our more economic-sensitive industrial businesses, and we continued to see a negative mix in many of our businesses. Even though we faced raw material, energy and freight cost headwinds, the price/cost relationship for the quarter was only slightly negative. We were helped by productivity improvements, although not up to our historic levels, and lower selling and administrative costs.

“Our Consumer Packaging segment’s operating profits were 35 percent higher, when compared to the second quarter and slightly better than last year’s third quarter. Improved productivity, volume gains and cost reduction efforts offset a negative price/cost relationship. In our Packaging Services segment, results were up year over year; however, results were down sequentially from the second quarter as improved point-of-purchase display volume and fulfillment activities could not offset previously announced lost contract packaging business.

“Our industrial-focused businesses had mixed results, as our Tubes and Cores/Paper segment’s third quarter operating profits were down 10 percent year over year and 9 percent sequentially. Results for the quarter were impacted by lower global volume for tubes and cores along with an unfavorable mix of business. These negative factors were partially offset by productivity improvements. All Other Sonoco, which primarily includes industrial-related businesses, showed a 6 percent improvement in operating profits year over year and a 7 percent improvement sequentially, due primarily to productivity.”

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1 North Second Street

Hartsville, S.C. 29550 USA

sonoco.com

Sonoco Reports 2011 Third Quarter Results – page 2

Third quarter GAAP net income attributable to Sonoco was $77.2 million, or $.76 per diluted share, in 2011, compared with $59.0 million, or $.57 per diluted share, in 2010. Base earnings were $67.1 million, or $.66 per diluted share, in the third quarter of 2011, compared with $67.1 million, or $.65 per diluted share, in 2010. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring charges, asset impairment charges and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the underlying financial performance of the business.

Items excluded from base earnings in the 2011 third quarter include: a net $18.8 million, or $.18 per share, reduction in tax expense resulting from valuation allowance adjustments on deferred tax assets; restructuring expenses of $7.2 million, after tax, or $.07 per share, primarily due to the closures of a tubes and cores plant and a plastics facility; and acquisition-related costs of $1.5 million, after tax, or $.01 per share. Excluded from base earnings in the third quarter of 2010 were impairment and restructuring charges of $6.9 million, after tax, or $.07 per share, primarily related to impairment charges in the Company’s Flexible Packaging unit, and $1.1 million, after tax, or $.01 per share, in acquisition-related costs.

Net sales for the third quarter were $1.12 billion, compared with $1.05 billion in the same period in 2010. This 7 percent increase was due to higher selling prices and favorable foreign currency translation, partially offset by a negative mix of business. The impact of higher selling prices was realized primarily in the Tubes and Cores/Paper and Consumer Packaging segments, principally driven by higher recovered paper and resin prices.

The Company’s gross profit margin in the third quarter of 2011 was 16.6 percent of sales, compared with 19.0 percent in the same period in 2010. The decline was primarily due to lower volume, a negative shift in the mix of business and higher labor and other costs. The Company’s selling and administrative costs declined 12 percent year over year, primarily due to lower management incentive and pension costs, a gain from life insurance proceeds, cost controls and the net impact of foreign exchange.

Cash generated from operations in the third quarter was $100 million, compared with $145 million generated in the same period in 2010. Capital expenditures and cash dividends were $44 million and $29 million, respectively, during the third quarter, compared with $42 million and $28 million, respectively, during the third quarter of 2010.

Year-To-Date Results

For the nine-month period ending October 2, 2011, net sales increased 12 percent to $3.37 billion, compared with $3.0 billion in the same period of 2010. Net income attributable to Sonoco for the first nine months of 2011 was $188 million ($1.84 per diluted share), compared with $166.5 million ($1.63 per diluted share) in the same period in 2010. Earnings for the nine-month period of 2011 include a net positive impact of $1.5 million, after tax, or $.02 per diluted share, due to the previously mentioned net favorable deferred tax asset adjustments more than offsetting restructuring and acquisition costs. This is compared with a negative impact of $12.1 million, after tax, or $.12 per diluted share, for restructuring and other charges in the same period in 2010.

Year-to-date base earnings were $186.5 million ($1.82 per diluted share), compared with $178.6 million ($1.75 per diluted share) in the same period in 2010. This 4 percent year-over-year improvement in base earnings was a result of productivity gains, higher Companywide volumes, primarily a result of six additional accounting days in the Company’s first quarter, and lower pension costs. These positive factors were partially offset by a negative mix of business and higher raw material, energy, freight and other costs. Gross profit as a percent of sales was 17.0 percent for the nine-month period, compared with 18.9 percent in 2010.

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Sonoco Reports 2011 Third Quarter Results – page 3

For the first nine months of 2011, cash generated from operations was $132 million, compared with $261 million in the same period in 2010. Higher pension and postretirement plan contributions account for approximately $105 million of the year-over-year decrease, including an $85 million contribution to the Company’s U.S. pension plan made in the first quarter of 2011. Capital expenditures and cash dividends were $124 million and $86 million, respectively, for the nine months of 2011, compared with $101 million and $83 million, respectively, in the same period in 2010.

The Company also used $46.3 million in the first quarter of 2011 to repurchase common stock on the open market, while there were no open-market share repurchases in the first nine months of 2010. The Company spent a total of $10.9 million on acquisitions in the first nine months of 2011, compared with $134.3 million spent in 2010.

At the end of the third quarter of 2011, total debt was $735 million, an increase from $621 million at the end of 2010. The aforementioned pension contributions and share repurchases were primarily responsible for the increase. The Company’s debt-to-total-capital ratio was 32.2 percent, compared with 29.2 percent at the end of 2010. Cash and cash equivalents at the end of the third quarter totaled $146 million, compared with $158 million at year-end 2010.

Fourth Quarter and Full-Year 2011 Outlook

Sonoco expects fourth quarter 2011 base earnings to be in the range of $.59 to $.63 per diluted share. Base earnings in the fourth quarter of 2010 were $.59 per diluted share. For the full-year 2011, base earnings are projected to be in the range of $2.41 to $2.45 per diluted share. The Company had previously provided full-year guidance of $2.46 to $2.54 per diluted share. The Company’s earnings guidance for the fourth quarter reflects six fewer days than last year’s final quarter and an expected effective tax rate of approximately 32.3 percent.

The Company’s base earnings guidance assumes sales demand will remain near current levels, adjusted for seasonality. Although the Company believes the assumptions reflected in the range of guidance are reasonable, given the volatility of recovered paper and other material prices, as well as uncertainty regarding the global economy, actual results could vary substantially.

Commenting on the Company’s outlook, DeLoach said, “We have become more cautious about global economic conditions and the direction of consumer spending. For that reason, we are moving guidance to reflect the gradual slowing that we are seeing in our served markets, particularly in our industrial markets. In response, the Company is continuing to place restrictions on spending and taking proactive measures to further reduce costs.

“A key focus in the fourth quarter will be closing the recently announced $550 million acquisition of Tegrant Corporation. Closing on the transaction is expected to occur in mid-November and the impact on 2011 base earnings is not expected to be significant. We expect to incur non-base transaction costs of approximately $6 million, excluding financing costs, which will be expensed after closing. A joint integration team has been identified and will begin working after the closing to quickly bring our businesses together and realize identified synergies.”

Segment Review

Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

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Sonoco Reports 2011 Third Quarter Results – page 4

Consumer Packaging

Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and plastic); printed flexible packaging; metal and peelable membrane ends and closures; and global brand artwork management.

Third quarter 2011 sales for the segment were $466 million, compared with $437 million in the same period in 2010 and $451 million in the second quarter of 2011. Segment operating profit was $47.2 million in the third quarter, compared with $46.3 million last year and $35 million in the second quarter.

Sales increased by 7 percent during the third quarter over the prior year period, due to higher selling prices, and to a lesser extent, volume growth in flexible packaging and rigid plastic containers and favorable currency translation. Operating profits improved 2 percent from the previous year’s results, due to volume growth, productivity improvements and lower pension, and selling and administrative expenses. These positive factors were offset by a negative price/cost relationship and a change in the mix of business.

Tubes and Cores/Paper

The Tubes and Cores/Paper segment includes the following products: high-performance paper and composite paperboard tubes and cores; fiber-based construction tubes and forms; recycled paperboard, linerboard, corrugating medium, recovered paper and other recycled materials.

Third quarter 2011 sales for the segment were $453 million, compared with $412 million in the same period in 2010 and $456 million in the second quarter of 2011. Segment operating profit was $33.9 million, compared with $37.8 million in 2010 and $37.3 million in the second quarter.

The 10 percent year-over-year increase in third quarter segment sales was due to higher selling prices and favorable currency translation. The increase in selling prices was primarily a result of higher old corrugated containers pricing, which had a favorable impact on prices received for recovered paper, paperboard, and tubes and cores.

Operating profit for the segment declined 10 percent, compared with the prior-year period and was down 9 percent from the second quarter. A decline in global volume, a negative mix of business, wage inflation and a slightly negative price/cost relationship more than offset productivity improvements and lower pension, and selling and administrative expenses.

Packaging Services

The Packaging Services segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semipermanent and permanent point-of-purchase displays; and supply chain management services, including contract packing, fulfillment and scalable service centers.

Third quarter 2011 sales for this segment were $111 million, compared with $112 million in the same period in 2010 and $124 million in the second quarter of 2011. Segment operating profit was $4.2 million, compared with $1.9 million in 2010 and $8.2 million in the second quarter.

Improvement in point-of-purchase display volume and fulfillment activities and favorable currency translation in the third quarter were offset by the previously disclosed loss of a contract packaging customer. Operating profit for the segment more than doubled due to operating cost improvements and lower selling and administrative expenses.

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Sonoco Reports 2011 Third Quarter Results – page 5

All Other Sonoco

All Other Sonoco includes businesses that are not aggregated in a reportable segment, and includes the following products: wooden, metal and composite wire and cable reels and spools; molded and extruded plastics; custom-designed protective packaging; and paper amenities, such as coasters and glass covers.

Third quarter 2011 sales in All Other Sonoco were $94 million, compared with $91 million in the same period in 2010 and $97 million in the second quarter of 2011. Operating profit for the current quarter was $13.2 million, compared with $12.5 million in 2010 and $12.3 million in the second quarter.

Sales in All Other Sonoco increased 4 percent in the third quarter, year over year, due to higher selling prices, volume gains in molded plastics and reels and spools, and favorable currency translation, partially offset by lower volume in protective packaging. Operating profits in All Other Sonoco increased 6 percent, primarily as a result of productivity gains, positive price/cost, and lower selling and administrative costs, which more than offset a negative impact from volume and mix.

Corporate

Net interest expense for the third quarter of 2011 decreased slightly to $8.3 million, compared with $8.4 million during the same period in 2010. The effective tax rate for the third quarter of 2011 was 3.1 percent, compared with 27.6 percent for the same period in 2010, reflecting the net benefit of the deferred tax asset adjustments referred to above. The effective tax rate on base earnings was 29.1 percent and 29.6 percent in the third quarters of 2011 and 2010, respectively.

Conference Call Webcast

Sonoco will host its regular quarterly conference call Wednesday, October 19, 2011, at 11 a.m. Eastern time, to review its 2011 third quarter financial results. The live conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com/, under the Investor Relations section. A telephonic replay of the call will be available starting at 2 p.m. Eastern time to U.S. callers at 888-286-8010 and international callers at +617-801-6888. The replay passcode for both U.S. and international calls is 50037713. The archived call will be available through January 19, 2012. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco

Founded in 1899, Sonoco is a $4.1 billion global manufacturer of industrial and consumer products and provider of packaging services, with more than 300 operations in 34 countries, serving customers in some 85 nations. The Company is a proud 2011/2012 member of the Dow Jones Sustainability World Index. For more information on the Company, visit our website at http://www.sonoco.com/.

Forward-looking Statements

Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “will,” “would” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases, producing improvements in earnings, financial results for future periods and creation of long-term value for shareholders.

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Sonoco Reports 2011 Third Quarter Results – page 6

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:

•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	international, national and local economic and market conditions;

•	availability of credit to us, our customers and/or our suppliers in needed amounts and/or on reasonable terms;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	pricing pressures, demand for products, and ability to maintain market share;

•	continued strength of our paperboard-based tubes and cores, and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	ability to win new business and/or identify and successfully close suitable acquisitions at the levels needed to meet growth targets;

•	rate of growth in foreign markets;

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges;

•	liability for and anticipated costs of environmental remediation actions;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, http://www.sec.gov/, and from the Company’s investor relations department and the Company’s website, http://www.sonoco.com.

References to our Website Address

References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

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Sonoco Reports 2011 Third Quarter Results – page 7

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Oct. 2, 2011	Sept. 26, 2010	Oct. 2, 2011	Sept. 26, 2010

Net sales	$1,124,171	$1,051,725	$3,369,359	$2,996,974
Cost of sales	937,431	852,141	2,797,320	2,429,108

Gross profit	186,740	199,584	572,039	567,866
Selling, general and administrative expenses	89,924	102,533	291,495	298,308
Restructuring/Asset impairment charges	12,048	12,166	23,943	18,624

Income before interest and income taxes	$84,768	$84,885	$256,601	$250,934
Net interest expense	8,334	8,444	25,245	25,439

Income before income taxes and equity earnings of affiliates	76,434	76,441	231,356	225,495
Provision for income taxes	2,344	21,091	51,303	66,853

Income before equity in earnings of affiliates	74,090	55,350	180,053	158,642
Equity in earnings of affiliates, net of tax	3,083	3,871	8,463	8,088

Net income	77,173	59,221	188,516	166,730
Net (income)/loss attributable to noncontrolling interests	30	(202)	(514)	(186)

Net income attributable to Sonoco	$77,203	$59,019	$188,002	$166,544

Weighted average common shares outstanding – diluted	101,959	102,684	102,200	102,341

Diluted earnings per common share	$0.76	$0.57	$1.84	$1.63

Dividends per common share	$0.29	$0.28	$0.86	$0.83

FINANCIAL SEGMENT INFORMATION (Unaudited)

(Dollars in thousands)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Oct. 2, 2011	Sept. 26, 2010	Oct. 2, 2011	Sept. 26, 2010
Net sales
Consumer Packaging	$465,733	$436,556	$1,375,939	$1,210,673
Tubes and Cores/Paper	453,404	412,279	1,353,289	1,197,793
Packaging Services	110,559	112,373	355,524	338,045
All Other Sonoco	94,475	90,517	284,607	250,463

Consolidated	$1,124,171	$1,051,725	$3,369,359	$2,996,974

Income before interest and income taxes:
Consumer Packaging – Operating Profit	$47,221	$46,326	$128,155	$134,118
Tubes and Cores/Paper – Operating Profit	33,943	37,849	99,806	96,272
Packaging Services – Operating Profit	4,177	1,907	18,519	10,554
All Other Sonoco – Operating Profit	13,218	12,516	36,058	30,161
Restructuring/Asset impairment charges	(12,048)	(12,166)	(23,943)	(18,624)
Other non-base income/(expense)	(1,743)	(1,547)	(1,994)	(1,547)

Consolidated	$84,768	$84,885	$256,601	$250,934

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Sonoco Reports 2011 Third Quarter Results – page 8

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(Dollars in thousands)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Oct. 2, 2011	Sept. 26, 2010	Oct. 2, 2011	Sept. 26, 2010

Net income	$77,173	$59,221	$188,516	$166,730
Asset impairment charges	3,496	8,144	9,005	9,309
Depreciation, depletion and amortization	43,932	43,128	131,611	124,408
Fox River environmental reserves	(740)	(352)	(1,379)	(1,489)
Pension and postretirement plan expense/contributions	(3,533)	7,211	(96,812)	19,808
Changes in working capital	(35,770)	(12,172)	(103,142)	(93,693)
Other operating activity	15,206	40,034	4,040	35,513

Net cash provided by operating activities	99,764	145,214	131,839	260,586

Purchase of property, plant and equipment	(44,269)	(42,127)	(124,486)	(101,159)
Cost of acquisitions, exclusive of cash	(523)	(124,046)	(10,918)	(134,260)
Debt proceeds, net	2,798	41,414	114,940	37,765
Cash dividends	(28,970)	(28,193)	(85,955)	(83,432)
Shares acquired under announced buyback	—	—	(46,297)	—
Other, including effects of exchange rates on cash	(16,494)	9,060	8,917	3,955

Net increase (decrease) in cash and cash equivalents	12,306	1,322	(11,960)	(16,545)
Cash and cash equivalents at beginning of period	133,983	167,378	158,249	185,245

Cash and cash equivalents at end of period	$146,289	$168,700	$146,289	$168,700

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	Oct. 2, 2011	Dec. 31, 2010
Assets
Current Assets:
Cash and cash equivalents	$146,289	$158,249
Trade accounts receivable, net of allowances	590,585	508,144
Other receivables	32,431	31,917
Inventories	392,857	369,427
Prepaid expenses and deferred income taxes	83,212	89,779

	1,245,374	1,157,516
Property, plant and equipment, net	923,937	944,136
Goodwill	833,594	839,748
Other intangible assets, net	119,008	130,400
Other assets	228,262	209,214

	$3,350,175	$3,281,014

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$765,798	$756,721
Notes payable and current portion of long-term debt	17,966	16,949
Accrued taxes	6,277	6,979

	$790,041	$780,649
Long-term debt, net of current portion	717,226	603,941
Pension and other postretirement benefits	232,635	323,040
Deferred income taxes and other	62,795	65,691
Total equity	1,547,478	1,507,693

	$3,350,175	$3,281,014

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Sonoco Reports 2011 Third Quarter Results – page 9

Definition and Reconciliation of Non-GAAP Financial Measures

The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or “GAAP” results. Some of the information presented in this press release reflects the Company’s “as reported” or “GAAP” results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs, losses from the early extinguishment of debt, and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the underlying financial performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently. To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information, which includes all of the items impacting financial results, and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below.

		Non-GAAP Adjustments
Three Months Ended October 2, 2011	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base
Income before interest and income taxes	$84,768	$12,048	$1,743	$98,559
Interest expense, net	$8,334	$—	$—	$8,334

Income before income taxes	$76,434	$12,048	$1,743	$90,225
Provision for income taxes	$2,344	$4,831	$19,093	$26,268

Income before equity in earnings of affiliates	$74,090	$7,217	$(17,350)	$63,957
Equity in earnings of affiliates, net of taxes	$3,083	$—	$—	$3,083

Net income	$77,173	$7,217	$(17,350)	$67,040
Net (income)/loss attributable to noncontrolling interests	$30	$78	$—	$108

Net income attributable to Sonoco	$77,203	$7,295	$(17,350)	$67,148

Per Diluted Share	$0.76	$0.07	$(0.17)	$0.66

		Non-GAAP Adjustments
Three Months Ended September 26, 2010	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base
Income before interest and income taxes	$84,885	$12,166	$1,547	$98,598
Interest expense, net	$8,444	$—	$—	$8,444

Income before income taxes	$76,441	$12,166	$1,547	$90,154
Provision for income taxes	$21,091	$5,150	$423	$26,664

Income before equity in earnings of affiliates	$55,350	$7,016	$1,124	$63,490
Equity in earnings of affiliates, net of taxes	$3,871	$(160)	$—	$3,711

Net income	$59,221	$6,856	$1,124	$67,201
Net (income)/loss attributable to noncontrolling interests	$(202)	$55	$—	$(147)

Net income attributable to Sonoco	$59,019	$6,911	$1,124	$67,054

Per Diluted Share	$0.57	$0.07	$0.01	$0.65

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Sonoco Reports 2011 Third Quarter Results – page 10

		Non-GAAP Adjustments
Nine Months Ended October 2, 2011	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base
Income before interest and income taxes	$256,601	$23,943	$1,994	$282,538
Interest expense, net	$25,245	$—	$—	$25,245

Income before income taxes	$231,356	$23,943	$1,994	$257,293
Provision for income taxes	$51,303	$8,470	$19,178	$78,951

Income before equity in earnings of affiliates	$180,053	$15,473	$(17,184)	$178,342
Equity in earnings of affiliates, net of taxes	$8,463	$17	$—	$8,480

Net income	$188,516	$15,490	$(17,184)	$186,822
Net (income)/loss attributable to noncontrolling interests	$(514)	$148	$—	$(366)

Net income attributable to Sonoco	$188,002	$15,638	$(17,184)	$186,456

Per Diluted Share	$1.84	$0.15	$(0.17)	$1.82

		Non-GAAP Adjustments
Nine Months Ended September 26, 2010	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base
Income before interest and income taxes	$250,934	$18,624	$1,547	$271,105
Interest expense, net	$25,439	$—	$—	$25,439

Income before income taxes	$225,495	$18,624	$1,547	$245,666
Provision for income taxes	$66,853	$7,816	$423	$75,092

Income before equity in earnings of affiliates	$158,642	$10,808	$1,124	$170,574
Equity in earnings of affiliates, net of taxes	$8,088	$58	$—	$8,146

Net income	$166,730	$10,866	$1,124	$178,720
Net (income)/loss attributable to noncontrolling interests	$(186)	$116	$—	$(70)

Net income attributable to Sonoco	$166,544	$10,982	$1,124	$178,650

Per Diluted Share	$1.63	$0.11	$0.01	$1.75

(1)

Restructuring/Asset impairment charges are a recurring item, as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2)

Other adjustments in 2011 consist of acquisition-related costs and net reductions in income tax expense from valuation allowance adjustments on deferred tax assets. Other adjustments in 2010 consist of acquisition-related costs.

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